CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Pelican Delivers, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Pelican Delivers, Inc. (the "Company") on Form S-1 of our report dated June 16, 2020 on our audits of the financial statements of the Company as of December 31, 2019 (Successor) and 2018 (Predecessor) and for the periods from August 23, 2019 to December 31, 2019 (Successor), January 1, 2019 to August 22, 2019 (Predecessor), and for the period from September 4, 2018 (Inception) to December 31, 2018 (Predecessor), which includes an emphasis of matter paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

July 21, 2020